UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2025

STEWART INFORMATION SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Blvd., Suite 100 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-625-8100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	STC	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 6, 2025, SISCO Holdings, LLC (“SISCO Holdings”), a subsidiary of Stewart Information Services Corporation (the “Company”), entered into that certain Agreement and Plan of Merger (the “Agreement”) by and among SISCO Holdings, Lender MCS Holdings, Inc (“MCS”), SISCO Acquisition 1, Inc., a subsidiary of SISCO Holdings (“Merger Sub”), and MCS Group Holdings, LLC, solely in its capacity as the representative (the “Representative”) of the MCS securityholders (the “MCS Securityholders”). Pursuant to the Agreement, Merger Sub will merge with and into MCS, with MCS becoming a wholly-owned subsidiary of SISCO Holdings at the closing of the transaction

Under the terms and conditions of the Agreement, the aggregate consideration to be paid by SISCO Holdings in the transaction will consist of $330 million in cash. The transaction will be funded with the Company’s available resources.

SISCO Holdings, Merger Sub and MCS have each made customary representations and warranties and agreed to customary covenants in the Agreement. SISCO Holdings will obtain a representation and warranty insurance policy to insure against certain losses arising from breaches of, or inaccuracies in, the representations and warranties of MCS in the Agreement. Except with respect to losses arising in the event of fraud and for certain agreed indemnity items, and subject to a nominal indemnity escrow amount for a period of 18-months following closing, SISCO Holdings will not have recourse against the MCS Securityholders after the closing date with respect to breaches of the MCS representations and warranties in the Agreement.

The transaction is subject to the satisfaction or waiver of customary closing conditions, including, among others, (a) the accuracy of the representations and warranties of each party (subject to specified materiality standards), (b) compliance by each party in all material respects with their respective agreements, covenants and obligations, (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (d) the entry into employment agreements or restrictive covenants with certain agreed executives of MCS and certain agreed MCS Securityholders.

The representations, warranties, and covenants contained in the Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties, and covenants (a) have been made only for purposes of the Agreement, (b) are subject to certain materiality qualifications contained in the Agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the Agreement or as of the prospective closing date or such other date as is specified in the Agreement, and (d) have been included in the Agreement for the purpose of allocating risk among the contracting parties rather than establishing matters as fact. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding the parties thereto or their respective businesses. Investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s Proxy Statement, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents that the Company files with the U.S. Securities and Exchange Commission.

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement attached hereto as Exhibit 2.1.

Item 8.01	Other events.

On November 7, 2025, the Company issued a press release announcing the entry into a definitive agreement to acquire MCS. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 6, 2025, by and among MCS, SISCO Holdings, Merger Sub and Representative*
99.1	Press release of Stewart Information Services Corporation dated November 7, 2025
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

* Certain schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Stewart Information Services Corporation hereby undertakes to furnish supplemental copies of any of the omitted schedules (or similar attachments) upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

	By:	/s/ David C. Hisey
David C. Hisey, Chief Financial Officer and Treasurer

Date: November 7, 2025